UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 15, 2004

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-3492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

1401 McKinney, Suite 2400, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

(713) 759-2600
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On October 15, 2004 registrant issued a press release entitled “Halliburton Company Does Not Endorse Below Market Mini-Tender Offer by TRC Capital Corporation.”

The text of the press release is as follows:

Halliburton Company Does Not Endorse
Below Market Mini-Tender Offer by TRC Capital Corporation

HOUSTON, Texas - Halliburton (NYSE:HAL) announced today that it has been notified of an unsolicited "mini-tender" offer by TRC Capital Corporation ("TRC Capital"), a private Canadian investment company.  Halliburton has received a copy of the Offer to Purchase documents, dated October 5, 2004, pursuant to which TRC Capital has offered to purchase for cash up to 3,000,000 outstanding shares of Common Stock of Halliburton.  The offer price of $32.75 net per share represents a 3.3% discount to the $33.87 closing price for Halliburton Common Stock on the New York Stock Exchange on October 4, 2004, the day before the date of the Offer to Purchase documents and a 4.5% discount to today's $34.31 per share closing price.

Halliburton does not recommend or endorse this offer, and Halliburton is not affiliated in any way with TRC Capital, the offer or the Offer to Purchase documents.

The Securities and Exchange Commission ("SEC") has issued "Investor Tips" regarding mini-tender offers, noting that, "Some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price" and that "mini-tender offers typically do not provide the same disclosure and procedural protections that larger, traditional tender offers provide." The SEC's Investor Tips regarding mini-tender offers may be found on the SEC's website, at http://www.sec.gov/investor/pubs/minitend.htm.

Halliburton urges investors to obtain current market quotations for their shares of Common Stock, consult with their broker or financial advisor and exercise caution with respect to TRC Capital's offer.

Halliburton stockholders are advised that TRC Capital's offer is subject to numerous conditions, including there being no decrease in the market price of Halliburton Common Stock and the availability of financing for the purchase on terms satisfactory to TRC Capital. TRC Capital has also reserved the right, in its reasonable discretion, to extend the period of time during which the offer remains open, thereby possibly delaying payment for shares of Halliburton Common Stock tendered in the offer, or to amend its offer in any other respect.

Halliburton understands that TRC Capital has made many such mini-tender offers in the past. Mini-tender offers are third-party offers which seek to acquire less than five percent of a company's outstanding shares and thereby avoid many procedural protections and disclosure and dissemination requirements of the SEC that apply to offers for more than five percent of a company's outstanding shares. The TRC Capital offer for 3,000,000 shares of Halliburton Common Stock represents an offer for less than 5% of the total outstanding Halliburton Common Stock.

Halliburton stockholders who have already tendered shares in the offer are advised that they may withdraw their shares as described in TRC Capital's Offer to Purchase documents prior to the expiration of the offer, which is currently scheduled for 12:01 a.m., New York City time, on Wednesday, November 3, 2004.

Halliburton draws the attention of broker-dealers and other market participants in the dissemination of the offer to the SEC's recommendations to broker-dealers in these circumstances, which can be found on the SEC's website, at http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm and to Information Memo Number 01-27 issued by the New York Stock Exchange ("NYSE") on September 28, 2001 regarding the dissemination of mini-tender offer materials, which can be found under the "Members & Institutions -- Information Memos" tab on NYSE's website, at http://www.nyse.com /. Halliburton requests that a copy of this press release be included with all distributions of materials relating to TRC Capital's "mini-tender" offer.

Currently celebrating its 85th anniversary, Halliburton is one of the world's largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services and Engineering and Construction Groups. The company's World Wide Web site can be accessed at www.halliburton.com.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date: October 18, 2004	By:	/s/ Margaret E. Carriere
Margaret E. Carriere
Vice President and Secretary